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Center Bancorp, Inc. Announces Completion of Acquisition of Saddle River Valley Bank

UNION, N.J., August 1, 2012 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq:CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank ("UCNB” or “the Bank"), announced today that its wholly owned subsidiary, Union Center National Bank, completed its purchase and assumption acquisition of Saddle River Valley Bank, on August 1, 2012. UCNB assumed approximately $85.6 million in deposits and $87.2 million in loans and securities from Saddle River, strengthening its presence in Bergen County, New Jersey.

"UCNB gained valued new customers and talented new employees through this transaction, and we're working very hard to ensure a smooth transition for both customers and employees alike," said Mark S. Cardone, Senior Vice President, Branch Administration & Private Banking. "Our new customers will find the same friendly and experienced associates now serving them at UCNB. They will also find a much broader network of products and services, and conveniently located branches and ATMs throughout the area. Our new employees will find that UCNB is deeply committed to their success -- and to the success of the customers and communities we serve," Mr. Cardone added.

Also set to open in the third quarter 2012 is our new banking center located at 12 East Palisades Avenue, Englewood, New Jersey. To lead the Englewood Banking Center, UCNB has recently recruited Susan Fetner as Vice President & head of the Englewood office.  Sue will join William Boylan, Senior Vice President & Loan Officer, who will be heading our commercial lending efforts in Englewood.   This compliment’s Nick Anthony, Senior Vice President & Loan Officer, who will be heading up commercial lending in the Saddle River area.

"The acquisition of Saddle River Valley Bank was consistent with our company's continued strategy of highly focused growth and our desire to build a quality franchise in Bergen County, through new branches and acquisitions of other financial institutions with a similar customer culture. In our view, Saddle River represented a great opportunity to establish a visible presence in Bergen County. This was an opportunity for Center to expand its franchise and provide its full complement of services along with its high level of customer service to this market and to take advantage of the growing marketplace in Bergen County and to further our commitment to that area," said Anthony C. Weagley, President & CEO.

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. Union Center National Bank is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, UCNB's Private Wealth Management and advisory umbrella of services provides personalized wealth management and advisory services to high net worth individuals and families. The Bank's services include banking, liquidity management, investment services, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory and philanthropic advisory.

Center also recently announced a strategic partnership with Compass Financial Management, LLC and ING to offer pension/401(k) planning services. Compass is an SEC Registered Investment Advisory Company with five decades of cumulative experience providing investment services in a personal, professional and attentive manner. They provide discretionary private investment management for individuals and corporate accounts as well as 401(k) advisory services.

The Bank currently operates 14 banking locations in Union, Morris, and Bergen Counties in New Jersey. Banking centers are located in Union Township (5 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, Summit, and the newly added Oakland and Saddle River branches in Bergen County New Jersey. The Corporation is expanding to northern New Jersey with its Saddle River Valley Bank transaction and the pending opening of its new Englewood banking center location in downtown Englewood, New Jersey.

For further information regarding Center Bancorp, Inc., please visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, please visit our web site at http://www.ucnb.com.

Forward-Looking Statements

All non-historical statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, Center Bancorp's ability to integrate Saddle River Valley Bank's branches into Center Bancorp's branch network, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to economic recovery and the deregulation of the financial services industry, and other risks cited in the Corporation's most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.